Exhibit 4.8

SECOND AMENDMENT TO TRUST AGREEMENT BETWEEN

FIDELITY MANAGEMENT TRUST COMPANY AND

THE PROGRESSIVE CORPORATION

THIS SECOND AMENDMENT, dated as of the 1st day of August, 2007, and effective as set forth below, by and between Fidelity Management Trust Company (the “Trustee”) and The Progressive Corporation (the “Sponsor”),

WITNESSETH

WHEREAS, the Trustee and the Sponsor heretofore entered into a Trust Agreement dated July 1, 2005 with regard to The Progressive Retirement Security Program (the “Plan”), and

WHEREAS, the Trustee and the Sponsor now desire to amend said Trust Agreement as provided for in Section 13 thereof,

NOW THEREFORE, in consideration of the above premises, the Trustee and the Sponsor hereby amend the Trust Agreement by

(1)	Amending and restating Section 1(ee), in its entirety, as follows

(ee)	“Plan Administration Manual”

(1)	“Plan Administration Manual” shall mean the document which sets forth the administrative and recordkeeping duties and procedures to be followed by the Trustee in administering the Plan, as such document may be amended and in effect from time to time. A copy of the version of the Plan Administration Manual in effect as of July 11, 2007, is attached hereto as Exhibit 1 for the purpose of establishing a starting point from which to track any future amendments to the Plan Administration manual. The Plan Administration Manual may only be amended in accordance with the procedures set forth in paragraph (2) below. An amendment to the Trust Agreement will not be required.

(2)	Trustee shall provide the Administrator with notice of any proposed amendment to the Plan Administration Manual, and the Administrator shall have the opportunity to review and comment on such proposed amendment. The Trustee and the Administrator shall work together to resolve any discrepancies in the proposed amendment and revise it accordingly. Upon receipt of a written acknowledgement that the Administrator is in agreement with the proposed amendment, the Trustee shall amend the Plan Administration Manual accordingly, and shall notify the Administrator of the effective date of the posting of the revised Plan Administration Manual to Plan Sponsor Webstation. Trustee shall retain an electronic copy of each revised Plan Administration Manual for archival purposes.

IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Second Amendment to be executed by their duly authorized officers effective as of the day and year first above written. By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties. Notwithstanding any contradictory provision of the agreement that this document amends, each party may rely without duty of inquiry on the foregoing representation.

THE PROGRESSIVE CORPORATION		FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/ Charles E. Jarrett	By:	/s/ Stephanie Nick
	Its authorized signatory		Its authorized signatory

Name:	Charles E. Jarrett	Name:	Stephanie Nick

Title:	Secretary	Title:	Vice President

Date:	August 21, 2007	Date:	September 6, 2007

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